As filed with the Securities and Exchange Commission on January 27 2012

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

Bonanza Creek Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	61-1630631 (I.R.S. Employer Identification No.)

410 17th Street, Suite 1500 Denver, Colorado (Address of principal executive offices)	80202 (Zip Code)

Bonanza Creek Energy, Inc. 2011 Long-Term Incentive Plan
(Full title of the plans)

Christopher I. Humber	Copy to:
General Counsel	Dallas Parker
Bonanza Creek Energy, Inc.	Andrew J. Stanger
410 17th Street, Suite 1500	Mayer Brown LLP
Denver, Colorado 80202	700 Louisiana Street, Suite 3400
(720) 440-6100	Houston, Texas 77002
(Name, address and telephone	(713) 238-3000
number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one)

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer (Do not check if smaller reporting company)	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

		Proposed		Proposed
Title of Securities	Amount To	Maximum Offering		Maximum Aggregate	Amount of
To Be Registered	Be Registered(1)	Price Per Share		Offering Price	Registration Fee
Common Stock, par value $0.001 per share (“Common Stock”)	2,500,000	14.79	(2)	$36,975,000	$4,237.34

(1)                    Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover such additional securities as may become issuable pursuant to the adjustment provisions of the Bonanza Creek Energy, Inc. 2011 Long-Term Incentive Plan.

(2)                    Estimated in accordance with Rules 457(h) and (c) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.79 per share, which represents the average of the high and low prices per share of the Registrant’s Common Stock as reported on the New York Stock Exchange on January 23, 2012.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Program Annual Information.*

*            The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (this “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of this Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1). These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Bonanza Creek Energy, Inc., a Delaware corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this Registration Statement:

(a) The Registrant’s prospectus dated as of December 15, 2011 pursuant to Rule 424(b)(4) relating to the registration statement on Form S-1, as amended (File No. 333-174765), which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed.

(b) The description of the Registrant’s Capital Stock contained in the Registrant’s registration statement on Form 8-A, filed on December 12, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article 5 of the Registrant’s Second Amended and Restated Certificate of Incorporation (Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-35371) (the “Form 8-K”)) and Article 6 of the Registrant’s Second Amended and Restated Bylaws (Exhibit 3.2 to the Form 8-K) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The Underwriting Agreement filed as Exhibit 1.1 to the Registrant’s Post-Effective Amendment No. 1 to Form S-1, Commission (File No. 333-174765), as filed on December 16, 2011, provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

The Registrant has entered into indemnity agreements with the Registrant’s directors and officers, whereby the Registrant has agreed to indemnify the Registrant’s directors and officers to the fullest extent permitted by law, including advancement of expenses incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant, provided that such director or officer acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal proceeding, had no reasonable cause to believe his contact was unlawful.

In addition to the indemnification provisions set forth above, the Registrant also maintains directors’ and officers’ liability insurance. These indemnification provisions and the indemnity agreements entered into between the Registrant and its directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No	Description	Form	File No.	Exhibit	Filing Date

4.1*	Second Amended and Restated Certificate of Incorporation	8-K	001-35371	3.1	December 22, 2011

4.2*	Second Amended and Restated Bylaws	8-K	001-35371	3.2	December 22, 2011

4.3†	Bonanza Creek Energy, Inc. 2011 Long-Term Incentive Plan	S-1/A	333-165717	10.10	November 4, 2011

5.1	Opinion of Mayer Brown LLP

23.1	Consent of Mayer Brown LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this Form S-8)

* Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35371).

† Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-165717).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, State of Colorado, on January 17, 2012.

BONANZA CREEK ENERGY, INC.

By	/s/ Michael R. Starzer
Michael R. Starzer
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael R. Starzer, James R. Casperson, Wade E. Jaques and Christopher I. Humber each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Michael R. Starzer	Director; President and Chief Executive Officer (Principal Executive Officer)	January 17, 2012
Michael R. Starzer

/s/ Gary A. Grove	Director, Executive Vice President—Engineering and Planning and Interim Chief Operating Officer	January 18, 2012
Gary A. Grove

/s/ James R. Casperson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	January 17, 2012
James R. Casperson

/s/ Wade E. Jaques	Controller (Principal Accounting Officer)	January 17, 2012
Wade E. Jaques

/s/ Richard J. Carty	Chairman of the Board	January 24, 2012
Richard J. Carty

/s/ Todd A. Overbergen	Director	January 17, 2012
Todd A. Overbergen

/s/ Marvin Chronister	Director	January 17, 2012
Marvin Chronister

/s/ Kevin A. Neveu	Director	January 17, 2012
Kevin A. Neveu

/s/ Gregory P. Raih	Director	January 18, 2012
Gregory P. Raih

INDEX TO EXHIBITS

Exhibit No	Description	Form	File No.	Exhibit	Filing Date

4.1*	Second Amended and Restated Certificate of Incorporation	8-K	001-35371	3.1	December 22, 2011

4.2*	Second Amended and Restated Bylaws	8-K	001-35371	3.2	December 22, 2011

4.3†	Bonanza Creek Energy, Inc. 2011 Long-Term Incentive Plan	S-1/A	333-165717	10.10	November 4, 2011

5.1	Opinion of Mayer Brown LLP

23.1	Consent of Mayer Brown LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this Form S-8)

* Incorporated by reference to the Registrant’s Current Report on Form 8-K (File No. 001-35371).

† Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-165717).